Exhibit (4-3)

Description of the Company’s Common Stock

Description of the Company’s Common Stock Registered
Under Section 12 of the Exchange Act of 1934

The following summary of The Procter & Gamble Company’s common stock is based on and qualified by the Company’s Amended Articles of Incorporation (the “Amended Articles of Incorporation”) and Code of Regulations (“Regulations”). For a complete description of the terms and provisions of the Company’s equity securities, including its common stock, refer to the Amended Articles of Incorporation and Regulations, both of which are filed as exhibits to this Annual Report on Form 10-K.

The Company's Amended Articles of Incorporation authorize the issuance of 10,000,000,000 shares of Common Stock, 600,000,000 shares of Class A Preferred Stock and 200,000,000 shares of Class B Preferred Stock, all of which are without par value ("Common Stock," "Class A Preferred Stock," and "Class B Preferred Stock," respectively). There are no shares of Class B Preferred Stock currently outstanding.

The holders of Common Stock and Class A Preferred Stock are entitled to one vote per share on each matter submitted to a vote of shareholders. The holders of Class B Preferred Stock, if any, are not entitled to vote other than as provided by law. The Company's Board of Directors (the "Board") is not classified and each member is elected annually. The Company’s Amended Articles of Incorporation provide for directors in uncontested director elections to be elected by a simple majority vote. Additionally, to the extent that Ohio law would otherwise impose a supermajority vote requirement on actions to be taken at meetings of the Company’s shareholders, the Company’s Amended Articles of Incorporation require only a vote of a majority of the Company’s outstanding capital stock that is entitled to vote on such matters.

The holders of Class A Preferred Stock and, if issued, Class B Preferred Stock have the right to receive dividends prior to the payment of dividends on the Common Stock. The Board has the power to determine certain terms relative to any Class A Preferred Stock and Class B Preferred Stock to be issued, such as the power to establish different series and to set dividend rates, the dates of payment of dividends, the cumulative dividend rights and dates, redemption rights and prices, sinking fund requirements, restrictions on the issuance of such shares or any series thereof, liquidation price and conversion rights. Also, the Board may fix such other express terms as may be permitted or required by law. In the event of any liquidation or dissolution, the holders of the Common Stock are entitled to receive as a class, pro rata, the residue of the assets after payment of the liquidation price to the holders of Class A Preferred Stock and, if issued, Class B Preferred Stock.

The Board has determined the terms of shares of Class A Preferred Stock issued as Series A ESOP Convertible Class A Preferred Stock, which can only be held by a trustee or trustees of an employee stock ownership plan or other benefit plan of the Company. Upon transfer of Series A ESOP Convertible Class A Preferred Stock to any other person, such transferred shares shall be automatically converted into shares of Common Stock. Each share of Series A ESOP Convertible Class A Preferred Stock has a cumulative dividend of $.5036075 per year and a liquidation price of $6.82 per share (as adjusted for the stock splits on October 20, 1989, May 15, 1992, August 22, 1997 and May 21, 2004, and the Smucker transaction effective June 1, 2002), is redeemable by the Company or the holder without regard to any arrearage in the payment of dividends, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights. Appropriate adjustments to dividends and liquidation price will be made to give effect to any future stock splits, stock dividends or similar changes to the Series A ESOP Convertible Class A Preferred Stock.

The Board has also determined the terms of shares of Class A Preferred Stock issued as Series B ESOP Convertible Class A Preferred Stock. Each share of Series B ESOP Convertible Class A Preferred Stock has a cumulative dividend of $1.022 per year and a liquidation price of $12.96 per share (as adjusted for the stock splits on August 22, 1997 and May 21, 2004, and the Smucker transaction effective June 1, 2002), is redeemable by the Company or the holder under certain circumstances, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights. Appropriate adjustments to dividends and liquidation price will be made to give effect to any future stock splits, stock dividends or similar changes to the Series B ESOP Convertible Class A Preferred Stock.

All of the issued shares of Common Stock of the Company are fully paid and non-assessable. Common Stock does not have any conversion rights and is not subject to any redemption provisions. No holder of shares of any class of the Company's capital stock has or will have any right, pre-emptive or other, to subscribe for or to purchase from the Company any of the shares of any class of the Company hereafter issued or sold. No shares of any class of the Company's capital stock are subject to any sinking fund provisions or to calls, assessments by, or liabilities of the Company.